PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED NOVEMBER 6, 2003)
                                                Filed Pursuant To Rule 424(b)(5)
                                                     Registration No. 333-108786

                           [PARKWAY PROPERTIES LOGO]

                                1,600,000 SHARES

                            PARKWAY PROPERTIES, INC.

                                  COMMON STOCK
                                $48.35 PER SHARE
                               ------------------
     We are selling 1,600,000 shares of our common stock, par value $0.001 per share. We have granted the underwriter an option to purchase up to 200,000 additional shares of common stock to cover over-allotments.

     Our common stock is listed on the New York Stock Exchange under the symbol "PKY." The last reported sale price of our common stock on the New York Stock Exchange on January 10, 2005, was $49.45 per share.
                               ------------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                                PER SHARE            TOTAL
                                                                ---------         -----------
Public Offering Price                                            $48.35           $77,360,000
Underwriting Discount                                            $ 0.85           $ 1,360,000
Proceeds to Us (before expenses)                                 $47.50           $76,000,000

     In addition to the underwriting discount, the underwriter will receive a commission equivalent from investors in the amount of $0.05 for each share of common stock sold to those investors in the offering.

     The underwriters expect to deliver the shares to purchasers on or about January 14, 2005.
                               ------------------

                                   CITIGROUP
January 10, 2005

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITER HAS NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT, AND THE UNDERWRITER IS NOT, MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS SUPPLEMENT AND THE DATE OF THE PROSPECTUS, RESPECTIVELY.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                               PAGE
                                                               ----
About this Prospectus Supplement............................     ii
Cautionary Statements Concerning Forward-Looking
  Information...............................................     ii
Our Company.................................................    S-1
Recent Developments.........................................    S-1
The Offering................................................    S-2
Risk Factors................................................    S-3
Use of Proceeds.............................................    S-6
Material United States Federal Income Tax Consequences......    S-6
Underwriting................................................   S-20
Experts.....................................................   S-21
Legal Matters...............................................   S-21
Where You Can Find More Information.........................   S-21
Incorporation of Certain Documents by Reference.............   S-21

                       PROSPECTUS DATED NOVEMBER 6, 2003

About this Prospectus.......................................     3
Forward-Looking Information.................................     3
Where You Can Find More Information.........................     3
Incorporation of Certain Documents by Reference.............     3
About Parkway Properties, Inc...............................     5
Risk Factors................................................     6
Use of Proceeds.............................................    12
Ratio of Earnings to Fixed Charges..........................    12
Description of Capital Stock................................    12
Description of Common Stock.................................    13
Description of Preferred Stock..............................    14
Description of Stockholder Rights Plan......................    15
Description of Warrants.....................................    16
Material Provisions of Maryland Law.........................    18
Material United States Federal Income Tax Consequences......    20
Plan of Distribution........................................    32
Legal Matters...............................................    33
Experts.....................................................    33

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document has two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

     All references to "we," "our" and "us" in this prospectus supplement means Parkway Properties, Inc. and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term "you" refers to a prospective investor.

     To the extent that any subject matter is addressed in both this prospectus supplement and the accompanying prospectus, the information contained in this prospectus supplement supersedes the information contained in the accompanying prospectus.

                        CAUTIONARY STATEMENTS CONCERNING
                          FORWARD-LOOKING INFORMATION

     We have made forward-looking statements with respect to our financial condition, results of operations and business and on the possible impact of this offering on our financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including those described in our filing with the SEC and under "Risk Factors" in this prospectus supplement, that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

     In evaluating the securities offered by this prospectus supplement, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on pages S-3 to S-5 of this prospectus supplement and on pages 6 to 12 of the accompanying prospectus.

                                  OUR COMPANY

     We are a real estate investment trust specializing in the operations, acquisition, ownership, management and leasing of office properties in the Southeastern and Southwestern United States and Chicago. We are a self-administered REIT in that we provide our own investment and administrative services internally through our own employees. We are also self-managed as we internally provide the management and maintenance services that our properties require through our own employees, such as property managers and engineers, and in some cases, leasing professionals. As of December 31, 2004, we owned or had an interest in 62 office properties located in 11 states encompassing approximately 11.56 million square feet of leasable space. We seek to acquire Class A, A- or B (as classified within their respective markets) multi-story office buildings ranging in size from 100,000 to 1,000,000 net rentable square feet, having current and projected occupancy levels in excess of 70%, adequate parking to accommodate full occupancy, and in locations characterized by above-average employment and population growth. Office properties are designated Class A, A- or B based on a combination of factors including rent, building finishes, system standards and efficiency, building amenities, location/accessibility and market perception. Class A properties represent the most prestigious buildings competing for premier office users with rents above average for the area. These buildings generally have high quality standard finishes, state of the art systems, exceptional accessibility and a definite market presence. Class B office buildings compete for a wide range of users with rents in the average range for the area. Building finishes are fair to good for the area and systems are adequate, but the building does not compete with Class A at the same price.

     We are a corporation organized under the laws of the State of Maryland. Our principal executive offices are located at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, and our telephone number is (601) 948-4091 or (800) 748-1667. We also have a Web site at www.pky.com. Information contained on our Web site is not and should not be deemed a part of this prospectus supplement or the accompanying prospectus.

                              RECENT DEVELOPMENTS

RUBICON JOINT VENTURE

     In December 2004, we sold to Rubicon America Trust an 80% interest in a newly created joint venture which owns three office buildings. The buildings are Lakewood and Falls Pointe in Atlanta and Carmel Crossing in Charlotte. Our affiliate, Parkway Realty Services LLC will continue to manage, lease and operate the buildings. We expect to recognize a gain for financial reporting purposes of $3.5 million and a tax gain of $2.8 million in the fourth quarter of 2004.

PROPOSED ACQUISITION

     We have entered a contract to purchase the following property, which we refer to as the "Proposed Acquisition." Although we have executed an agreement for the purchase of the Proposed Acquisition, the transaction has not been completed and there can be no assurance that we will purchase the Proposed Acquisition.

     233 North Michigan Avenue, Chicago, Illinois: We have an agreement to purchase the 70% interest held by Investcorp International, Inc., our joint venture partner, in the property known as 233 North Michigan Avenue in Chicago. We already own the remaining 30% interest. The terms of the agreement place the total building value at $194.3 million. We will close the investment in two stages. We expect to close on 90% of the purchase in mid-January leaving an approximately 7% interest owned by our joint venture partner. The second closing will occur following lender and rating agency approval, which is expected within ninety days. We will also earn a $400,000 incentive fee from Investcorp based upon the economic returns generated over the life of the joint venture. The 1,067,000 square foot property is presently 91% leased with no major lease expirations or cancellation options until 2009. The significant building customers include the General Services Administration, Clear Channel Communications, United Healthcare, Young & Rubicam, World Book Encyclopedia and BDO Seidman. For more information regarding the Proposed Acquisition, please refer to our Current Report on Form 8-K filed on January 7, 2005, which is incorporated herein by reference.

                                  THE OFFERING

Issuer........................   Parkway Properties, Inc.

New York Stock Exchange
Symbol........................   PKY

Common shares being offered by
us............................   1,600,000

Common shares to be
outstanding after the
offering......................   14,064,817(1)(2)

Use of proceeds...............   We intend to use the net proceeds from this
                                 offering to fund a portion of the purchase price of the Proposed Acquisition, and for general business purposes. Pending this application of the net proceeds, we intend to repay outstanding indebtedness on our variable rate line of credit. See "Use of Proceeds."

Transfer Agent................   Computershare Investor Services, LLC
                                 Attn: Shareholder Communications
                                 P.O. Box A 3504
                                 Chicago, IL 60690-3504
                                 Phone: (800) 942-5909
---------------

(1) Excludes 476,057 shares of our common stock issuable upon exercise of stock options granted under our benefit plans and 75,000 shares issuable upon conversion of outstanding warrants.

(2) Number of shares assumes the underwriter's over-allotment option to purchase 200,000 additional shares of our common stock is not exercised.

                                  RISK FACTORS

     Investing in our securities involves risks that could affect us and our business as well as the real estate industry generally. Please see the risk factors below as well as those discussed in the accompanying prospectus. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our securities, you should carefully consider the risks discussed below and the other information in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

WE HAVE EXISTING DEBT AND REFINANCING RISKS THAT COULD AFFECT OUR COST OF OPERATIONS.

     We currently have both fixed and variable rate indebtedness and may incur indebtedness in the future, including borrowings under our credit facilities, to finance possible acquisitions and for general corporate purposes. Our total indebtedness as of September 30, 2004, was $560 million and included $395 million of secured fixed rate nonrecourse mortgage debt, $13 million of secured variable rate nonrecourse mortgage debt and $152 million of unsecured variable rate debt. All debt amounts in this prospectus supplement include our share of the debt of unconsolidated joint ventures. As of September 30, 2004, the weighted average interest rate on our fixed rate mortgage debt and variable rate mortgage debt was 6.13% and 4.36%, respectively. The interest rates on our individual fixed and variable rate mortgages as of September 30, 2004, ranged from 3.67% to 8.63%. Also, as of September 30, 2004, the weighted average interest rate on our unsecured variable rate debt was 2.88%. As a result, we are and expect to be subject to the risks normally associated with debt financing including:

     - that interest rates may rise;

     - that our cash flow will be insufficient to make required payments of principal and interest;

     - that we will be unable to refinance some or all of our debt;

     - that any refinancing will not be on terms as favorable as those of the existing debt;

     - that required payments on mortgages and on our other debt are not reduced if the economic performance of any property declines;

     - that debt service obligations will reduce funds available for distribution to our stockholders;

     - that any default on our debt could result in acceleration of those obligations; and

     - that we may be unable to refinance or repay the debt as it becomes due.

An increase in interest rates would reduce our net income and funds from operations. We may not be able to refinance or repay debt as it becomes due which may force us to refinance or to incur additional indebtedness at higher rates and additional cost or, in the extreme case, to sell assets or seek protection from our creditors under applicable law.

WE HAVE SUBSTANTIAL DEBT OBLIGATIONS AND SOME OF OUR PROPERTIES SECURE OUR MORTGAGE DEBT.

     As of September 30, 2004, 38 of our properties secured $408 million of our mortgage indebtedness, all of which is non-recourse. Our remaining 24 properties were not encumbered. Future acquisitions may also be used to secure our debt. If we are unable to repay indebtedness as payments are required during the term of the loan or at maturity, we may have to sell properties to repay our debt, or properties may be foreclosed upon or otherwise transferred to the lender which would cause us to lose income and asset value.

FLUCTUATIONS IN INTEREST RATES MAY ADVERSELY AFFECT OUR OPERATIONS.

     As of September 30, 2004, we had approximately $165 million of variable interest rate debt (including $13 million of variable rate nonrecourse mortgage debt). As of September 30, 2004, the weighted average interest rate on our variable rate debt (including variable rate mortgage debt) was 3.0%. We may also incur indebtedness in the future that bears interest at a variable rate or we may be required to refinance our existing debt at higher rates. Accordingly, increases in interest rates could adversely affect our financial condition and our ability to pay expected distributions to stockholders.

A LACK OF ANY LIMITATION ON OUR DEBT COULD RESULT IN OUR BECOMING MORE HIGHLY LEVERAGED.

     As of September 30, 2004, we had approximately $560 million of total debt. Our governing documents do not limit the amount of indebtedness we may incur. Accordingly, our board of directors may incur additional debt and would do so, for example, if it were necessary to maintain our status as a REIT. We might become more highly leveraged as a result, and our financial condition and cash available for distribution to stockholders might be negatively affected and the risk of default on our indebtedness could increase.

THE COST AND TERMS OF MORTGAGE FINANCINGS MAY RENDER THE SALE OR FINANCING OF A PROPERTY DIFFICULT OR UNATTRACTIVE.

     As of September 30, 2004, 38 of our properties are subject to mortgage indebtedness. The sale of a property subject to a mortgage may trigger pre-payment penalties, yield maintenance payments or make-whole payments to the lender, which would reduce the amount of gain or increase our loss on the sale of a property and could make the sale of a property less likely.

INCREASES IN PROPERTY TAXES COULD ADVERSELY AFFECT OUR DISTRIBUTIONS TO STOCKHOLDERS.

     Our properties are subject to state and local real property taxes. The state and local real property taxes on the properties may increase as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. Many state and local governments are facing budget deficits, which may cause them to increase assessments or taxes. If property taxes increase, our ability to make distributions to our stockholders could be adversely affected.

OUR CURRENT AND FUTURE JOINT VENTURE INVESTMENTS COULD BE ADVERSELY AFFECTED BY OUR LACK OF SOLE DECISION-MAKING AUTHORITY, OUR RELIANCE ON JOINT VENTURE PARTNERS' FINANCIAL CONDITION AND ANY DISPUTES THAT MAY ARISE BETWEEN US AND OUR JOINT VENTURE PARTNERS.

     As of September 30, 2004, five of our properties are owned through joint ventures. Co-investing with third parties through joint ventures is a part of our ongoing business strategy. We may not be in a position to exercise sole decision-making authority regarding the properties owned through joint ventures. Investments in joint ventures may, under certain circumstances, involve risks not present when a third party is not involved, including our reliance on our joint venture partners and the possibility that joint venture partners might become bankrupt or fail to fund their share of required capital contributions, thus exposing us to liabilities in excess of our share of the investment. Joint venture partners may have business interests or goals that are inconsistent with our business interests or goals and may be in a position to take actions contrary to our policies or objectives. Any disputes that may arise between us and joint venture partners may result in litigation or arbitration that would increase our expenses.

OUR CHAIRMAN SERVES AS THE CHAIRMAN OF ANOTHER REIT, EASTGROUP PROPERTIES, INC., AND A COMPANY RELATED TO OUR LARGEST STOCKHOLDER, FIVE ARROWS REALTY SECURITIES III, L.L.C., HAS A DIRECTOR ON EASTGROUP'S BOARD.

     Leland R. Speed serves as our Chairman and as the Chairman of EastGroup Properties, Inc., a REIT with a focus on industrial properties principally in the Sunbelt area of the United States. Rothschild Realty Inc., fund manager of Five Arrows Realty Securities III, L.L.C. ("Five Arrows III"), holder of 8.6% of our common stock on a fully diluted basis as of December 31, 2004, is also the fund manager of Five Arrows Realty Securities II, L.L.C. ("Five Arrows II"), a related company (the sole managing member of which is Rothschild Realty Investors IIA, L.L.C., also a related company). Five Arrows II has a representative, D. Pike

Aloian, on EastGroup's board of directors. Mr. Aloian also is a manager of Rothschild Realty Investor III, L.L.C., the sole managing member of Five Arrows
III. Matthew W. Kaplan, the representative of Five Arrows III, a manager of Rothschild Realty Investors IIA, L.L.C. and a manager of Rothschild Realty III, L.L.C., is a member of our board of directors. EastGroup's offices are separate from ours and we have no other common directors or officers or directors affiliated with common significant stockholders. As we both carry out our strategic plans, our management and the management of EastGroup have each stated their intentions not to transfer properties between our two companies, and we each intend to pursue our distinct corporate plan. There can be no assurance that conflicts of interest will not arise between EastGroup and us in the future. In the event that there is a transaction between EastGroup and us, there can be no assurance that the terms will be as favorable to us as they would have been if the described relationships did not exist.

                                USE OF PROCEEDS

     The net proceeds to us from the offering of the shares by us will be approximately $75,850,000 after deducting the underwriting discount and other offering expenses. We intend to use the net proceeds from this offering to fund a portion of the purchase price of the Proposed Acquisition, and for general business purposes. Pending this application of the net proceeds, we intend to reduce outstanding variable rate debt. As of September 30, 2004 the weighted average interest rate on our unsecured variable rate debt was 2.88% and our primary line of credit had a February 6, 2007 maturity date.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

INTRODUCTORY NOTES

     The following discussion describes the material federal income tax considerations relating to our taxation as a REIT, and the ownership and disposition of the securities offered under this prospectus supplement. This discussion replaces in its entirety the discussion under the heading "Material United States Federal Income Tax Consequences" in the accompanying prospectus.

     The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

     Jaeckle Fleischmann & Mugel, LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects and fairly summarizes in all material respects the federal income tax laws referred to herein. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our capital stock to any particular holder. The opinion, and the information in this section, is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus supplement. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the Internal Revenue Service or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

     EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR TO DETERMINE THE IMPACT OF HIS OR HER PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS SUPPLEMENT. THIS INCLUDES THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS SUPPLEMENT AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF OUR COMPANY AS A REIT

     We have elected to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with our taxable year which ended December 31, 1997. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since the effective date of our election, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See "-- Failure to Qualify" below.

     The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

     Jaeckle Fleischmann & Mugel, LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended December 31, 1997 through December 31, 2004, and our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for taxable year 2005 and thereafter. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Jaeckle Fleischmann & Mugel, LLP as to factual matters relating to our organization and operation and that of our subsidiaries. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws.

     Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code described in this prospectus supplement with regard to, among other thing, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. While we intend to operate so that we continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation.

     Notwithstanding our REIT election, however, we will be subject to federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or
(ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 90% of our gross income (95% in the case of a failure occurring for our tax year beginning January 1, 2005 and thereafter) exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See "-- Annual Distribution Requirements" below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by us, then, to the extent of such property's built in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate then applicable. Eighth, we will be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Ninth, effective for taxable years beginning on and after October 22, 2004, if we fail to satisfy the 5% or the 10% assets tests, and the failure qualifies under the Non De Minimis Exception, as described below under "-- Asset Tests," then we will have to pay an excise tax equal to the greater of (i) $50,000; or (ii) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest Federal income tax applicable to corporations. Tenth, effective for taxable years beginning on and after October 22, 2004, if we fail to satisfy any REIT requirements other than the income test or asset test requirements, described below under "-- Income Test" and "-- Asset Tests," respectively, and would qualify for a reasonable cause exception, then we will have to pay a penalty equal to $50,000 for each such failure.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been revoked; and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient common stock with sufficient diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our charter contains restrictions regarding the transfer of our shares intended to assist us in continuing to satisfy the share ownership requirements described in (v) and (vi) above. See "Description of Capital Stock" in the accompanying prospectus. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements and do not qualify for certain statutory relief provisions, we will fail to qualify as a REIT.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

     To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement.

     For our tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be taxed as a REIT, we were required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. We have complied with such requirements. For our tax years beginning on or after January 1, 1998, these records and informational requirements are no longer a condition to REIT qualification. Instead, a monetary penalty will be imposed for failure to comply with these requirements. If we comply with these regulatory rules, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.

QUALIFIED REIT SUBSIDIARIES

     If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

TAXABLE REIT SUBSIDIARIES

     A "taxable REIT subsidiary" is a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation. No more than 20% of our assets may consist of the securities of one or more taxable REIT subsidiaries.

     Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

     In connection with joint ventures with Investcorp International, Inc. with respect to our investments in 233 North Michigan Avenue in Chicago and the Viad Building in Phoenix, we elected to treat two of our subsidiaries as taxable REIT subsidiaries.

INCOME TESTS

     In order for us to maintain qualification as a REIT, two percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Moreover, effective for taxable years beginning after October 22, 2004, gross income from certain transactions entered into by us to hedge indebtedness we incur to acquire or carry real estate assets and that are properly and timely identified as hedging transactions is not included in gross income for purposes of the 95% income test.

     Rents received by us will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Second, rents received from a tenant will not qualify as "rents from real property" if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant. We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary will not be disqualified from being "rents from real property" by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. However, if we own more than 50% of the vote or value of the taxable REIT subsidiary, and the rent payable is increased pursuant to a lease renegotiation, then the increase in rent will not be treated as qualifying rent.

     Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Under prior law, this 15% test was based on the relative adjusted tax basis of both the real and personal property. For taxable years beginning after December 31, 2000, the test is based on the relative fair market value of the real and personal property.

     Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year beginning after October 22, 2004, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, and if we file a schedule describing each item of our gross income in accordance with Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "-- Taxation of Our Company as a REIT," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

     If we fail to satisfy one or both of the gross income tests for any taxable year beginning on or before October 22, 2004, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

     - our failure to meet such tests was due to reasonable cause and not due to willful neglect;

     - we attach a schedule of the sources of our gross income to our tax return; and

     - any incorrect information on the schedule was not due to fraud with intent to evade tax.

     We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "-- Taxation of Our Company as a REIT," even if the relief provisions were to apply, we would incur a 100% tax on the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test and (ii) the amount by which 90% (95% in the case of a failure occurring during a taxable year beginning after October 22, 2004), in each case, of our gross income exceeds the amount of qualifying income under the 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

ASSET TESTS

     At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

     1. At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of our shares or a public offering of our long-term debt.

     2. Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

     3. The value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

     4. We may not own more than 10% of any one issuer's outstanding voting securities.

     5. We may not own more than 10% of the total value of the outstanding securities of any one issuer.

     6. Not more than 20% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

     For purposes of these asset tests, the securities of qualified REIT subsidiaries are not taken into account, and any assets owned by our qualified REIT subsidiaries are treated as owned directly by us.

     For purposes of these asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets or equity interests in a partnership or any entity that is disregarded for federal income tax purposes. For purposes of the 10% value test, debt instruments issued by a partnership are not classified as "securities" to the extent of our interest as a partner in such partnership (based on our proportionate share of the partnership's equity interests and certain debt securities) or if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term "securities" also does not include securities issued by another REIT, certain "straight debt" securities (for example, qualifying debt securities of a corporation of which we own no equity interest), loans to individuals or estates, and accrued obligations to pay rent.

     With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determination.

     We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if one of the following exceptions applies:

     - we satisfied the asset tests at the end of the preceding calendar quarter, and the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non qualifying assets; or

     - we eliminate any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     Moreover, if we fail to satisfy the asset tests at the end of a calendar quarter during a taxable year beginning after October 22, 2004, we will not lose our REIT status if one of the following additional exceptions applies:

     - De Minimis Exception. The failure is due to a violation of the 5% or 10% asset tests referenced above and is "de minimis" (for this purpose, a "de minimis" failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million), and we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after our identification of the failure; or

     - Non De Minimis Exception. All of the following requirements are satisfied: (i) the failure is not "de minimis" as defined above, (ii) the failure is due to reasonable cause and not willful neglect, (iii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iv) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after our identification of the failure, and (v) we pay an excise tax as described in "-- Taxation of Our Company as a REIT."

ANNUAL DISTRIBUTION REQUIREMENTS

     In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     We may elect to retain and pay tax on our net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, our stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder's share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

     We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short term, or possibly long term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     Effective for taxable years beginning after October 22, 2004, if we fail to qualify as a REIT and such failure is not an asset test or income test failure, we generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 with respect to such failure.

     If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

TAX ASPECTS OF OUR INVESTMENTS IN PARTNERSHIPS

     General. Many of our investments are held through subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

          1. the status of each subsidiary partnership and limited liability company taxed as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

          2. the taking of actions by any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

     We believe that each of the subsidiary partnerships and each of the limited liability companies that are not disregarded entities for federal income tax purposes will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If any of the partnerships were to be treated as a corporation, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT. In addition, if any of the partnerships were treated as a corporation, it is likely that we would hold more than 10% of the voting power or value of the entity and would fail to qualify as a REIT. See "-- Asset Tests."
                                       S-13
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     A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of each subsidiary partnership and limited liability company that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have sufficient control over all of the subsidiaries that are treated as partnerships for federal income tax purposes to protect our REIT status and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

TAXATION OF STOCKHOLDERS

     Taxation of Taxable U.S. Stockholders. As used in the remainder of this discussion, the term "U.S. Stockholder" means a beneficial owner of equity stock that is for United States federal income tax purposes:

          1. a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

          2. a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

          3. an estate the income of which is subject to United States federal income taxation regardless of its source; or

          4. in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

     Generally, in the case of a partnership that holds our stock, any partner that would be a U.S. Stockholder if it held the stock directly is also a U.S. Stockholder.

     As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder's stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder's stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

     In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

     Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or

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disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. Stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 15% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

     Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

     Upon any taxable sale or other disposition of our stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes on the disposition of our stock in an amount equal to the difference between

     - the amount of cash and the fair market value of any property received on such disposition; and

     - the U.S. Stockholder's adjusted basis in such stock for tax purposes.

     Gain or loss will be capital gain or loss if the stock has been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. Stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. U.S. Stockholders that acquire, or are deemed to acquire, stock after December 31, 2000 and who hold the stock for more than five years and certain low income taxpayers may be eligible for a lower long-term capital gains rate. However, to the extent that the capital gain realized by a non-corporate stockholder on the sale of REIT stock corresponds to the REIT's "unrecaptured Section 1250 gain," such gain would be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

     The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

          1. your long-term capital gains, if any, recognized on the disposition of our shares;

          2. our distributions designated as long-term capital gain dividends (except to the extent attributable to "unrecaptured Section 1250 gain," in which case such distributions would continue to be subject to a 25% tax rate);

          3. our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

          4. our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

     Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held its stock as "debt financed property" within the meaning of the Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Code or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) of the Code the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

     A "qualified trust" (defined to be any trust described in Section 401(a) of the Code and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special "look through" rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if either
(i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

     The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the "look through" rule. The restrictions on ownership of stock in our charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the board of directors.

     Taxation of Non-U.S. Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. Stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. Stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us or
(ii) the Non-U.S. Stockholder files an

IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold U.S. income tax at the rate of at least 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     Distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     For any taxable year beginning after October 22, 2004, a Non-U.S. stockholder that owns no more than 5% of our common stock at all times during such taxable year will not be subject to 35% FIRPTA withholding with respect to distributions that are attributable to gain from our sale or exchange of U.S. real property interests, provided that our common stock continues to be regularly traded on an established securities market. Instead, any distributions made to such Non-U.S. Stockholder will be subject to the general withholding rules discussed above in "-- Taxation of Non-U.S. Stockholders," which generally impose a withholding tax equal to 30% of the gross amount of each distribution (unless reduced by treaty).

     Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

     - the investment in our stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

     - the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

     - our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

     Our stock will not constitute a U.S. real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. Stockholders.

     We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

     Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. Stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:

     - the class or series of shares sold is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE; and

     - the selling Non-U.S. Stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

     If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. Stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.

     State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. Stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common stock.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     U.S. Stockholders. In general, information-reporting requirements will apply to certain U.S. Stockholders with regard to payments of dividends on our stock and payments of the proceeds of the sale of our stock, unless an exception applies.

     The payor will be required to withhold tax on such payments at the rate of 28% if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payor is incorrect.

     In addition, a payor of dividends on our stock will be required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

     Some holders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's United States Federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     Non-U.S. Stockholders. Generally, information reporting will apply to payments of dividends on our stock, interest, including original issue discount, and backup withholding as described above for a U.S. Stockholder, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

     The payment of the proceeds from the disposition of our stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. Stockholders unless the Non-U.S. Stockholder satisfies the requirements necessary to be an exempt Non-U.S. Stockholder or otherwise qualifies for an exemption. The proceeds of a disposition by a Non-U.S. Stockholder of our stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interests in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

     Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Under these Treasury Regulations, some holders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury Regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

SUNSET OF TAX PROVISIONS

     Several of the tax considerations described herein are subject to a sunset provision. The sunset provision generally provides that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to qualified dividend income, the application of the 15% capital gains rate to qualified dividend income and other tax rates described herein. The impact of this reversion is not discussed herein. Consequently, prospective security holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our stock.

                                  UNDERWRITING

     Citigroup Global Markets Inc. is acting as sole underwriter of this offering. Subject to the terms and conditions stated in the underwriting agreement dated January 10, 2005, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, an aggregate of 1,600,000 shares of our common stock.

     The underwriting agreement provides that the obligations of the underwriter to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the shares (other than those covered by the over-allotment option described below) if it purchases any of the shares.

     We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 200,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriter may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering.

     For a period of 45 days from the date of this prospectus supplement, we, our executive officers and our directors have agreed that we and they will not, without the prior written consent of the underwriter, dispose of or hedge any of our shares of common stock or any securities convertible into or exchangeable for our common stock. The underwriter in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     Shares of our common stock are listed on the New York Stock Exchange under the symbol "PKY."

     The following table shows the underwriting discounts that we are to pay to the underwriter in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares of our common stock.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per Share...................................................  $     0.85     $     0.85
Total.......................................................  $1,360,000     $1,530,000

     In addition to the underwriting discount, the underwriter will receive a commission equivalent from investors in the amount of $0.05 for each share of common stock sold to those investors in the offering.

     In connection with the offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares of common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriter's over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of our common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriter may also make "naked" short sales of shares in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing our common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares of our common stock in the open market while the offering is in progress.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time. We estimate that our total expenses for this offering will be approximately $150,000.

     The underwriter has performed commercial and investment banking and advisory services for us from time to time for which it has received customary fees and expenses. The underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.

     A prospectus and prospectus supplement in electronic format may be made available on the Web site maintained by the underwriter.

     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

                                    EXPERTS

     Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York who may rely upon an opinion of DLA Piper Rudnick Gray Cary US LLP, Baltimore, Maryland as to certain Maryland law matters. Certain legal matters will be passed upon for the underwriter by Hunton & Williams LLP, Richmond, Virginia.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 (Reg. No. 333-108786) with respect to the securities offered hereunder. As permitted by the SEC's rules and regulations, this prospectus supplement and the accompanying prospectus, do not contain all the information set forth in the registration statement. For further information regarding our company and our equity stock, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.

     You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC public reference room at 450 Fifth Street, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site (www.sec.gov). We also have a Web site (www.pky.com) through which you may access our SEC filings. In addition, you may look at our SEC filings at the offices of the New York Stock Exchange, Inc., which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed and traded on the NYSE under the symbol "PKY."

     Information contained on our Web site is not and should not be deemed a part of this prospectus supplement or the accompanying prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information contained in documents that we file with them. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the completion of this offering:

     - Annual Report on Form 10-K for the year ended December 31, 2003;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004; June 30, 2004; and September 30, 2004; and

     - Current Reports on Form 8-K filed with the SEC on June 14, 2004, November 29, 2004 and January 7, 2005.

     You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

                            PARKWAY PROPERTIES, INC.
                       ATTENTION: CHIEF FINANCIAL OFFICER
                         ONE JACKSON PLACE, SUITE 1000
                            188 EAST CAPITOL STREET
                        JACKSON, MISSISSIPPI 39201-2195
                                 (601) 948-4091

PROSPECTUS

                                  $300,000,000

                            PARKWAY PROPERTIES, INC.

                    COMMON STOCK, PREFERRED STOCK, WARRANTS

     We may use this prospectus to offer and sell securities from time to time. The types of securities we may sell include:

     - shares of common stock;

     - shares of preferred stock; or

     - warrants to purchase preferred stock or common stock.

     We will provide the specific terms of these securities in supplements to this prospectus in connection with each offering. These terms may include:

In the case of any securities:  In the case of preferred        In the case of warrants:
                                stock:

- offering price;               - dividends rights;             - the types of securities that
- size of offering;             - liquidation preferences;      may be acquired upon exercise;
- underwriting discounts;       - redemption provisions;        - expiration date;
- limitations on direct or      - conversion privileges; and    - exercise price; and
  beneficial ownership; and     - voting and other rights.      - terms of exercisability.
- restrictions on transfer

     The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

     Shares of our common stock are listed on the New York Stock Exchange under the symbol "PKY."

     AN INVESTMENT IN SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             ---------------------

                The date of this prospectus is November 6, 2003.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND ANY RELATED PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS, THE RELATED PROSPECTUS SUPPLEMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS ACCURATE ONLY AS OF ITS RESPECTIVE DATE OR DATES OR ON THE DATE OR DATES WHICH ARE SPECIFIED IN THESE DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    3
Forward-Looking Information.................................    3
Where You Can Find More Information.........................    3
Incorporation of Certain Documents by Reference.............    3
About Parkway Properties, Inc. .............................    5
Risk Factors................................................    6
Use of Proceeds.............................................   12
Ratio of Earnings to Fixed Charges..........................   12
Description of Capital Stock................................   12
Description of Common Stock.................................   13
Description of Preferred Stock..............................   14
Description of Stockholder Rights Plan......................   15
Description of Warrants.....................................   16
Material Provisions of Maryland Law.........................   18
Material United States Federal Income Tax Consequences......   20
Plan of Distribution........................................   32
Legal Matters...............................................   33
Experts.....................................................   33

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" in this prospectus. The registration statement that contains this prospectus and the exhibits to that registration statement contain additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                          FORWARD-LOOKING INFORMATION

     We have made forward-looking statements with respect to our financial condition, results of operations and business and on the possible impact of this offering on our financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including those described in our filing with the SEC and under "Risk Factors" in this prospectus, that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

     In evaluating the securities offered by this prospectus, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on pages 6 to 12 of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the SEC's rules and regulations, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and our securities, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.

     You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC public reference room at 450 Fifth Street, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site (www.sec.gov). We also have a Web site (www.pky.com) through which you may access our SEC filings. In addition, you may look at our SEC filings at the offices of the New York Stock Exchange, Inc., which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed and traded on the NYSE under the symbol "PKY."

     Information contained on our Web site is not and should not be deemed a part of this prospectus or any prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information contained in documents that we file with them. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement that contains this prospectus and before we sell all the securities offered by this prospectus.

     - Our Annual Report on Form 10-K for the year ended December 31, 2002;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

     - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

     - Our Quarterly Report on Form 10-Q for the quarter ended September 30,
       2003;

     - Our Current Reports on Form 8-K filed October 31, 2003, June 4, 2003, May 28, 2003, and March 24, 2003;

     - The description of our common stock contained in our Registration Statement on Form 8-A dated August 2, 1996, and all amendments and reports updating that description.

     You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

                            PARKWAY PROPERTIES, INC.
                       ATTENTION: CHIEF FINANCIAL OFFICER
                               ONE JACKSON PLACE
                      188 EAST CAPITOL STREET, SUITE 1000
                        JACKSON, MISSISSIPPI 39201-2195
                                 (601) 948-4091

                         ABOUT PARKWAY PROPERTIES, INC.

     We are a real estate investment trust specializing in the operations, acquisition, ownership, management and leasing of office properties in the Southeastern and Southwestern United States and Chicago. We are a self-administered REIT in that we provide our own investment and administrative services internally through our own employees. We are also self- managed as we internally provide the management and maintenance services that our properties require through our own employees, such as property managers and engineers, and in some cases, leasing professionals. As of September 30, 2003, we owned or had an interest in 57 office properties located in 11 states encompassing approximately 10.1 million square feet of leasable space. We seek to acquire Class A, A- or B (as classified within their respective markets) multi-story office buildings ranging in size from 100,000 to 1,000,000 net rentable square feet, having current and projected occupancy levels in excess of 70%, adequate parking to accommodate full occupancy, and in locations characterized by above-average employment and population growth. Office properties are designated Class A, A- or B based on a combination of factors including rent, building finishes, system standards and efficiency, building amenities, location/accessibility and market perception. Class A properties represent the most prestigious buildings competing for premier office users with rents above average for the area. These buildings generally have high quality standard finishes, state of the art systems, exceptional accessibility and a definite market presence. Class B office buildings compete for a wide range of users with rents in the average range for the area. Building finishes are fair to good for the area and systems are adequate, but the building does not compete with Class A at the same price.

     We are a corporation organized under the laws of the State of Maryland. Our principal executive offices are located at One Jackson Place, 188 East Capitol Street, Suite 1000, Jackson, Mississippi 39201-2195, and our telephone number is
(601) 948-4091 or (800) 748-1667. We also have a Web site at www.pky.com. Information contained on our Web site is not and should not be deemed a part of this prospectus supplement or the accompanying prospectus.

                                  RISK FACTORS

     You should carefully consider the following risks and all of the information set forth in this prospectus and any accompanying prospectus supplement before investing in our securities.

LOSS OF OUR TAX STATUS AS A REAL ESTATE INVESTMENT TRUST WOULD HAVE SIGNIFICANT ADVERSE CONSEQUENCES TO US AND THE VALUE OF OUR SECURITIES.

     We believe that we have operated in a manner so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") for each of our taxable years since 1997. To qualify as a REIT we must satisfy numerous requirements (some on an annual and quarterly basis) established under the highly technical and complex provisions of the Code applicable to REITs, which include:

     - maintaining ownership of specified minimum levels of real estate related assets;

     - generating specified minimum levels of real estate related income;

     - maintaining certain diversity of ownership requirements with respect to our shares; and

     - distributing at least 90% of our taxable income on an annual basis.

The distribution requirement noted above could adversely affect our ability to use earnings for improvements or acquisitions because funds distributed to stockholders will not be available for capital improvements to existing properties or for acquiring additional properties.

     Only limited judicial and administrative interpretations exist of the REIT rules. In addition, qualification as a REIT involves the determination of various factual matters and circumstances not entirely within our control.

     If we fail to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, we will be disqualified from treatment as a REIT for the four taxable years following the year during which we failed to qualify. This treatment would reduce net earnings available for investment or distribution to stockholders because of the additional tax liability for the year or years involved. In addition, we would no longer be required to make distributions to our stockholders. To the extent that distributions to stockholders had been made based on our qualifying as a REIT, we might be required to borrow funds or to liquidate certain of our investments to pay the applicable tax.

     As a REIT, we have been and will continue to be subject to certain federal, state and local taxes on our income and property.

THE MARKET VALUE OF OUR SECURITIES CAN BE ADVERSELY AFFECTED BY MANY FACTORS.

     As with any public company, a number of factors may adversely influence the price of our equity securities, many of which are beyond our control. These factors include: level of institutional interest in us; perception of REITs generally and REITs with portfolios similar to ours, in particular, by market professionals; attractiveness of securities of REITs in comparison to other companies; our financial condition and performance; the market's perception of our growth potential and potential future cash dividends; increases in market interest rates, which may lead investors to demand a higher annual yield from our distributions in relation to the price paid for our stock; and relatively low trading volume of shares of REITs in general, which tends to exacerbate a market trend with respect to our stock. Sales of a substantial number of shares of our stock, or the perception that such sales could occur, also could adversely affect prevailing market prices for our equity securities.

U.S. FEDERAL INCOME TAX LAW DEVELOPMENTS COULD AFFECT THE DESIRABILITY OF INVESTING IN OUR COMMON STOCK BECAUSE OF OUR REIT STATUS.

     In May 2003, legislation was enacted that reduces the maximum tax rate of non-corporate taxpayers for capital gains generally from 20% to 15% (from May 6, 2003 through 2008) and for dividends payable to non-corporate taxpayers generally from 38.6% to 15% (from January 1, 2003 through 2008). In general, dividends payable by REITs are not eligible for such treatment except in limited circumstances which we do not contemplate. However, the recent legislation reduces the maximum tax rate of non-corporate taxpayers on ordinary income from 38.6% to 35%.

     Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our stock.

OUR REAL ESTATE INVESTMENTS ARE SUBJECT TO RISKS PARTICULAR TO REAL ESTATE INVESTMENTS.

     Our investments are generally made in office properties. We are, therefore, generally subject to risks incidental to the ownership of real estate. These risks include:

     - changes in supply of or demand for office properties or tenants for such properties in an area in which we have buildings;

     - the ongoing need for capital improvements;

     - increases in real estate tax rates and other operating expenses;

     - changes in tax, real estate and zoning laws;

     - changes in governmental rules and fiscal policies; and

     - civil unrest, acts of war, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses) and other factors beyond our control.

     Should any of these events occur, our financial condition and our ability to make expected distributions to stockholders could be adversely affected.

THE ECONOMIC CONDITIONS OF OUR PRIMARY MARKETS AFFECT OUR OPERATIONS.

     Substantially all of our properties are located in the Southeastern and Southwestern United States and Chicago and, therefore, our financial condition and ability to make distributions to our stockholders is linked to economic conditions in these markets as well as the market for office space generally in these markets. A downturn in these markets may adversely affect our cash flows and ability to make distributions to stockholders.

TENANT DEFAULTS COULD ADVERSELY AFFECT OUR OPERATIONS.

     Substantially all of our revenues and income come from rental income from real property. As such, our revenues and income could be adversely affected if a significant number of our tenants defaulted under their lease obligations. Our ability to manage our assets is also subject to federal bankruptcy laws and state laws that limit creditors' rights and remedies available to real property owners to collect delinquent rents. If a tenant becomes insolvent or bankrupt, we cannot be sure that we could recover the premises from the tenant promptly or from a trustee or debtor-in-possession in any bankruptcy proceeding relating to that tenant. We also cannot be sure that we would receive rent in the proceeding sufficient to cover our expenses with respect to the premises. If a tenant becomes bankrupt, the federal bankruptcy code will apply and, in some instances, may restrict the amount and recoverability of our claims against the tenant. A tenant's default on its obligations to us could adversely affect our financial condition and the cash we have available for distributions to our stockholders.

ILLIQUIDITY OF REAL ESTATE MAY LIMIT OUR ABILITY TO VARY OUR PORTFOLIO.

     Real estate investments are relatively illiquid. Our ability to vary our portfolio by selling properties and buying new ones in response to changes in economic and other conditions will therefore be limited. In addition, the Code limits our ability to sell our properties by imposing a penalty tax of 100% on the gain derived from prohibited transactions, which are defined as sales of property held primarily for sale to customers in the ordinary course of a trade or business. The frequency of sales and the holding period of the property sold are two primary factors in determining whether the property sold fits within this definition. These considerations may limit our opportunities to sell our properties. If we must sell an investment, we cannot assure you that we will be able to dispose of the investment in the time period we desire or that the sales price of the investment will recoup or exceed our cost for the investment.

WE FACE RISKS GENERALLY ASSOCIATED WITH OUR DEBT.

     We finance a portion of our investments in real estate through debt. Although we have never missed a required payment of principal or interest or otherwise defaulted on a required payment related to our indebtedness, this debt creates risks, including:

     - in the event we fail to comply with the restrictive covenants in our credit lines regulating minimum net worth, debt to equity ratios, dividends to funds from operations ratios, committed bank lines to funds from operations ratios, and other measures of financial performance, there may be limits on the amount we may borrow under the credit lines or credit lines may be unavailable;

     - rising interest rates on our floating rate debt;

     - failure to repay or refinance existing debt as it matures, which may result in forced disposition of properties on disadvantageous terms;

     - refinancing terms less favorable than the terms of existing debt; and

     - failure to meet required payments of principal and/or interest.

     As a result of these risks, the value of our shares and distributions to investors may decrease.

WE FACE RISKS RELATED TO "BALLOON PAYMENTS."

     Certain of our mortgages will have significant outstanding principal balances on their maturity dates, commonly known as "balloon payments." There is no assurance whether we will be able to refinance such balloon payments on the maturity of the loans, which may force disposition of properties on disadvantageous terms or require replacement with debt with higher interest rates, either of which would have an adverse impact on our financial performance and ability to pay distributions to investors.

WE FACE RISKS ASSOCIATED WITH THE USE OF DEBT TO FUND ACQUISITIONS, INCLUDING REFINANCING RISK.

     We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. We anticipate that a portion of the principal of our debt will not be repaid prior to maturity. Therefore, we will likely need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of properties, our cash flow will not be sufficient to repay all maturing debt in years when significant "balloon" payments on outstanding mortgage debt come due.

FLUCTUATIONS IN INTEREST RATES MAY ADVERSELY AFFECT OUR OPERATIONS AND VALUE OF OUR STOCK.

     As of September 30, 2003, we had approximately $106 million of variable interest rate debt. As of September 30, 2003, the weighted average interest rate on our variable rate debt was 2.79%. The debt amounts include our share of the variable rate debt of unconsolidated joint ventures. We may also incur indebtedness in the future that bears interest at a variable rate or we may be required to refinance our existing debt at higher rates. Accordingly, increases in interest rates could adversely affect our financial condition, our ability to pay expected distributions to stockholders and the value of our stock.

WE MAY AMEND OUR INVESTMENT STRATEGY AND BUSINESS POLICIES WITHOUT YOUR
APPROVAL.

     Our Board of Directors determines our growth, investment, financing, capitalization, borrowing, REIT status, operating and distribution policies. Although the Board of Directors has no present intention to amend or revise any of these policies, these policies may be amended or revised without notice to and approval from stockholders. Accordingly, stockholders may not have control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all stockholders.

OUR BOARD OF DIRECTORS MAY AUTHORIZE AND ISSUE SECURITIES WITHOUT STOCKHOLDER APPROVAL.

     Under our Charter, the board has the power to classify and reclassify any of our unissued shares of capital stock into shares of capital stock with such preferences, rights, powers and restrictions as the board of directors may determine. The authorization and issuance of a new class of capital stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests.

WE ARE EXPOSED TO POTENTIAL ENVIRONMENTAL LIABILITY.

     Under various federal, state, and local laws, ordinances and regulations, we may be considered an owner or operator of real property and may be responsible for paying for the disposal or treatment of hazardous or toxic substances released on or in our property or disposed of by us, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). This liability may be imposed whether or not we knew about, or were responsible for, the presence of hazardous or toxic substances.

COST OF COMPLIANCE WITH AND POTENTIAL LIABILITY UNDER THE AMERICANS WITH DISABILITIES ACT COULD BE SUBSTANTIAL.

     Under the Americans with Disabilities Act of 1990, as amended, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the public accommodations provision of the ADA could require the removal of access barriers, and noncompliance could result in the imposition of fines, awards of damages to private litigants and/or a court order to remove access barriers. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. In many instances, the applicability and requirements of the ADA are not clear. Accordingly, the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material adverse effect on our financial condition, such costs could be substantial. We have not undertaken ADA studies of all of our properties and, as to those properties with respect to which we have not undertaken ADA studies, possible costs of compliance could arise.

COMPETITION FOR TENANTS AND ACQUISITION AND DEVELOPMENT OPPORTUNITIES MAY IMPACT RENTS AND AVAILABLE SPACE, AS WELL AS INCREASE PURCHASE AND DEVELOPMENT COSTS.

     All of our properties are located in developed areas where there are many other office properties and real estate companies that compete with us for tenants and for acquisition and development opportunities. Some of our competitors are larger than we are and have greater financial resources than we do. This competition could:

     - make it difficult for us to rent space at our properties;

     - require us to lower rents or make the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) less favorable to us; and

     - cause the cost of properties we wish to purchase to rise.

UNINSURED AND UNDERINSURED LOSSES MAY ADVERSELY AFFECT OPERATIONS.

     We, or in certain instances, tenants of our properties, carry commercial general liability, fire and extended coverage insurance with respect to our properties. This coverage has policy specifications and insured limits that we believe are customarily carried for similar properties. We plan to obtain similar coverage for properties we acquire in the future. However, certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, may be either uninsurable or not economically insurable. Should a property sustain damage, we may incur losses due to insurance deductibles, to co-payments on insured losses or to uninsured losses. In the event of a substantial property loss, the insurance coverage may not be sufficient to pay the full current market value or current replacement cost of the property. In the event of an uninsured loss, we could lose some or all of our capital investment, cash flow and anticipated profits related to one or more properties. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it not feasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds we receive might not be adequate to restore our economic position with respect to such property.

     The Company's existing title insurance policies were originally obtained at the time the applicable properties were acquired, and accordingly, any such policy may be in an amount less than the current value of the properties. In the event of an underinsured loss with respect to a property relating to a title defect, the insurance proceeds we receive might not be adequate to restore our economic position with respect to such property.

LIMITATIONS ON THE OWNERSHIP OF OUR COMMON STOCK AND OUR SHAREHOLDER RIGHTS PLAN MAY PRECLUDE THE ACQUISITION OR CHANGE OF CONTROL OF OUR COMPANY.

     Certain provisions contained in our charter and bylaws, our Shareholder Rights Plan, and certain provisions of Maryland law may have the effect of discouraging a third party from making an acquisition proposal for us and may thereby inhibit a change of control. Provisions of our charter are designed to assist us in maintaining our qualification as a REIT under the Code by preventing concentrated ownership of our capital stock that might jeopardize REIT qualification. Among other things, these provisions provide that, if a transfer of our stock or a change in our capital structure would result in (1) any person (as defined in the charter) directly or indirectly acquiring beneficial ownership of more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding equity stock excluding Excess Stock, (2) our outstanding shares being constructively or beneficially owned by fewer than 100 persons, or (3) our being "closely held" within the meaning of Section 856(h) of the Code, then:

     - any proposed transfer will be void from the beginning and we will not recognize such transfer;

     - we may institute legal proceedings to enjoin such transfer;

     - we will have the right to redeem the shares proposed to be transferred;
       and

     - the shares proposed to be transferred will be automatically converted into and exchanged for shares of a separate class of stock, the Excess Stock.

     Excess Stock has no dividend or voting rights but holders of Excess Stock do have certain rights in the event of our liquidation, dissolution or winding up. Our charter provides that we will hold the Excess Stock as trustee for the person or persons to whom the shares are ultimately transferred, until the time that the shares are retransferred to a person or persons in whose hands the shares would not be Excess Stock and certain price-related restrictions are satisfied. These provisions may have an anti-takeover effect by discouraging tender offers or purchases of large blocks of stock, thereby limiting the opportunity for stockholders to receive a premium for their shares over then-prevailing market prices. Under the terms of our charter, our board of directors has the authority to waive these ownership restrictions. The board of directors has waived the restrictions with respect to the ownership by Five Arrows Realty Securities III, L.L.C of shares of Series B preferred stock, the shares of common stock into which they may be converted, and the common stock issuable upon exercise of the warrant, subject to requirements that are meant to insure that our REIT qualification will not be jeopardized.

     Furthermore, under our charter, the board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of capital stock with such preferences, rights, powers and restrictions as the board of directors may determine. The authorization and issuance of a new class of capital stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests.

     In addition, we have a Shareholder Rights Plan. The rights issued under the plan will be triggered, with certain exceptions, if and when any person or group acquires, or commences a tender offer to acquire, 15% or more of our shares without our board's consent (an "acquiring person"). The rights plan is intended to prevent hostile takeover attempts by requiring a potential acquirer to negotiate the terms with our board of directors. It does this by diluting the holdings of the acquiring person by distributing discounted rights to purchase our shares or participate in a business combination transaction to all stockholders other than the acquiring person. However, the rights plan could have the effect of deterring or preventing the acquisition of our company, even if a majority of our stockholders were in favor of such acquisition, and could have the effect of making it more difficult for a person or group to gain control of us or to change existing management.

MARYLAND BUSINESS STATUTES MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF US.

     As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire our company and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests. The Maryland General Corporation Law restricts mergers and other business combination transactions between us and any person who acquires beneficial ownership of shares of our stock representing 10% or more of the voting power without our board of directors' prior approval. Any such business combination transaction could not be completed until five years after the person acquired such voting power, and generally only with the approval of stockholders representing 80% of all votes entitled to be cast and 66 2/3% of the votes entitled to be cast, excluding the interested stockholder, or upon payment of a fair price. Maryland law also provides generally that a person who acquires shares of our equity stock that represent 10% or more of the voting power in electing directors will have no voting rights unless approved by a vote of two-thirds of the shares eligible to vote.

     Additionally, Maryland law provides, among other things, that the board of directors has broad discretion in adopting stockholders' rights plans and has the sole power to fix the record date, time and place for special meetings of the stockholders. Furthermore, Maryland corporations that:

     - have three independent directors who are not officers or employees of the entity or related to an acquiring person; and

     - are subject to the reporting requirements of the Securities Exchange Act of 1934,

may elect in their charter or bylaws or by resolution of the board of directors to be subject to all or part of a special subtitle that provides that:

     - the corporation will have a staggered board of directors;

     - any director may be removed only for cause and by the vote of two-thirds of the votes entitled to be cast in the election of directors generally, even if a lesser proportion is provided in the charter or bylaws;

     - the number of directors may only be set by the board of directors, even if the procedure is contrary to the charter or bylaws;

     - vacancies may only be filled by the remaining directors, even if the procedure is contrary to the charter or bylaws; and

     - the secretary of the corporation may call a special meeting of stockholders only upon the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting, even if the procedure is contrary to the charter or bylaws.

To date, we have not made any of the elections described above, although our charter and bylaws contain some of these provisions independent of these elections.

                                USE OF PROCEEDS

     As will be more fully described in any applicable prospectus supplement, we intend to use the net proceeds of any sale of securities for general corporate purposes, including, without limitation, the repayment of debt and the development and acquisition of additional properties.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 2003 and the years ended December 31, 2002, 2001, 2000, 1999 and 1998 was 1.73, 1.51, 1.44, 1.65, 1.74
and 1.94, respectively.

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, and preferred stock dividends to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses and amortization of debt issuance costs.

                          DESCRIPTION OF CAPITAL STOCK

     The following description is a summary of all material terms and provisions of our capital stock. You should refer to our charter and bylaws for the complete provisions thereof.

     The total number of shares of capital stock of all classes that we are authorized to issue is 100,000,000. Our charter authorizes the issuance of 65,057,143 shares of common stock, par value $.001 per share, 2,142,857 shares of Series B Convertible Cumulative Preferred Stock, par value $.001 per share, 400,000 shares of Series C Preferred Stock, par value $.001 per share, 2,400,000 shares of Series D preferred stock, par value $.001 per share and 30,000,000 shares of Excess Stock, par value $.001 per share. As of September 30, 2003, 10,783,908 shares of common stock, 1,942,857 shares of Series B preferred stock, 2,400,000 shares of Series D preferred stock, no shares of Series C preferred stock and no shares of Excess Stock were issued and outstanding. The common stock and the Series D preferred stock are currently listed on the New York Stock Exchange under the symbols "PKY" and "PKY PrD" respectively. There is no public market for our Series B preferred stock.

     Our board of directors is authorized by the charter, to classify and reclassify any of our unissued shares of capital stock, by, among other alternatives, setting, altering or eliminating the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on, our capital stock. The power of the board of directors to classify and reclassify any of the shares of capital stock includes the authority to classify or reclassify such shares into a class or classes of preferred stock or other stock.

     Pursuant to the provisions of our charter, if a transfer of stock occurs such that any person would own, beneficially or constructively (applying the applicable attribution rules of the Code), more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding equity stock (excluding shares of Excess Stock), then the amount in excess of the 9.8% limit will automatically be converted into shares of Excess Stock, any such transfer will be void from the beginning, and we will have the right to redeem such stock. This ownership limitation is intended to assure our ability to remain a qualified REIT for Federal income tax purposes, however, it may also limit the opportunity for stockholders to receive a premium for their shares of common stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.8% of the outstanding shares of equity stock or otherwise effect a change in control. These restrictions also apply to any transfer of stock that would result in our being "closely held" within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT for federal income tax purposes. Upon any transfer that results in Excess Stock, such Excess Stock shall be held in trust for the exclusive benefit of one or more charitable beneficiaries designated by us. Upon the satisfaction of certain conditions, the person who would have been the record holder of equity stock if the transfer had not resulted in Excess Stock may designate a beneficiary of an interest in the trust. Upon such transfer of an interest in the trust, the corresponding shares of Excess Stock in the trust shall be automatically exchanged for an equal number of shares of equity stock of the same class as such stock had been prior to it becoming Excess Stock and shall be transferred of record to the designated beneficiary. Excess Stock has no voting rights, except as required by law, and any vote cast by a purported transferee in respect of shares of Excess Stock prior to the discovery that shares of equity stock had been converted into Excess Stock shall be void from the beginning. Excess Stock shall be not entitled to dividends. Any dividend paid prior to our discovery that equity stock has been converted to Excess Stock shall be repaid to us upon demand. In the event of our liquidation, each holder of Excess Stock shall be entitled to receive that portion of our assets that would have been distributed to the holder of the equity stock in respect of which such Excess Stock was issued. The trustee of the trust holding Excess Stock shall distribute such assets to the beneficiaries of such trust. These restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of our capital stock are traded. Notwithstanding the prior sentence, certain transactions may be settled by providing shares of Excess Stock.

     Our board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the board of directors and upon at least 15 days' written notice from a transferee prior to a proposed transfer that, if consummated, would result in the intended transferee "beneficially owning" (after the application of the applicable attribution rules of the Code) equity stock in excess of the 9.8% ownership limit and the satisfaction of such other conditions as the board may direct, may in its sole and absolute discretion exempt a person from the 9.8% ownership limit. Additionally, our board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the board of directors, may in its sole and absolute discretion exempt a person from the limitation on a person "constructively owning" (as defined in our charter, and after the application of the applicable attribution rules of the Code) equity stock in excess of the 9.8% ownership limit if (x) such person does not and represents that it will not directly or "constructively own" (after the application of the applicable attribution rules of the Code) more than a 9.8% interest in a tenant of ours; (y) we obtain such representations and undertakings as are reasonably necessary to ascertain this fact; and (z) such person agrees that any violation or attempted violation of such representations, undertakings and agreements will result in such equity stock in excess of the ownership limit being converted into and exchanged for Excess Stock. Our board of directors may from time to time increase or decrease the 9.8% limit, provided that the 9.8% limit may be increased only if five individuals could "beneficially own" or "constructively own" (applying the applicable attribution rules of the Code) no more than 50.0% in value of the shares of equity stock then outstanding.

                          DESCRIPTION OF COMMON STOCK

     Distributions. Subject to the preferential rights of any shares of preferred stock currently outstanding or subsequently classified and to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, a holder of our common stock is entitled to receive distributions, if, as and when declared by our board of directors, out of our assets that we may legally use for distributions to stockholders and to share ratably in our assets that we may legally distribute to our stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities. We currently pay regular quarterly distributions on our common stock.

     Relationship to Preferred Stock and Other Shares of Common Stock. The rights of a holder of shares of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that have been issued and that may be issued in the future. Our board of directors may cause preferred stock to be issued to obtain additional capital, in connection with acquisitions, to our officers, directors and employees pursuant to benefit plans or otherwise and for other corporate purposes.

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     A holder of our common stock has no preferences, conversion rights, sinking fund, redemption rights or preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding restrictions on ownership and transfer, all shares of common stock have equal distribution, liquidation, voting and other rights.

     Voting Rights. Subject to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, a holder of common stock has one vote per share on all matters submitted to a vote of stockholders, including the election of directors.

     There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock voting can elect all of the directors then standing for election and the holders of the remaining shares of common stock, if any, will not be able to elect any directors, except as otherwise provided for any series of our preferred stock.

     Stockholder Liability. Under Maryland law applicable to Maryland corporations, holders of common stock will not be liable as stockholders for our obligations solely as a result of their status as stockholders.

     Transfer Agent. The registrar and transfer agent for shares of our common stock is Computershare Investor Services, LLC.

                         DESCRIPTION OF PREFERRED STOCK

     General. Shares of preferred stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Before issuance of shares of each series, the Board of Directors is required to fix for each such series, subject to the provisions of Maryland law and our Charter, the powers, designations, preferences and relative, participating, optional or other special rights of such series and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the Board of Directors or a duly authorized committee thereof. The Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, shares of common stock might believe to be in their best interests, or in which holders of some, or a majority of, shares of common stock might receive a premium for their shares of common stock over the then market price of such shares. The shares of preferred stock will, when issued, be fully-paid and non-assessable and will have no preemptive rights.

     The prospectus supplement relating to any shares of preferred stock offered thereby will contain the specific terms, including:

            (i) The title and stated value of such shares of preferred stock;

           (ii) The number of such shares of preferred stock offered, the liquidation preference per share and the offering price of such shares of preferred stock;

           (iii) The voting rights of such shares of preferred stock;

           (iv) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such shares of preferred stock;

            (v) The date from which dividends on such shares of preferred stock will accumulate, if applicable;

           (vi) The procedures for any auction and remarketing, if any, for such shares of preferred stock;

           (vii) The provision for a sinking fund, if any, for the shares of preferred stock;

          (viii) The provisions for redemption, if applicable, of the shares of preferred stock;

           (ix) Any listing of the shares of preferred stock on any securities exchange;

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            (x) The terms and conditions, if applicable, upon which the shares of preferred stock will be convertible into shares of our common stock, including the conversion price (or manner of calculation thereof);

           (xi) A discussion of federal income tax considerations applicable to such shares of preferred stock;

           (xii) The relative ranking and preferences of such shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

          (xiii) Any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with such series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

          (xiv) Any limitations on direct or beneficial ownership and restrictions on transfer of such shares of preferred stock, in each case as may be appropriate to preserve our status as a REIT; and

           (xv) Any other specific terms, preferences, rights, limitations or restrictions of such shares of preferred stock.

     The registrar and transfer agent for the shares of preferred stock will be set forth in the applicable prospectus supplement.

     The description of the provisions of the shares of preferred stock set forth in this prospectus and in the related prospectus supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive Articles Supplementary to our Charter relating to such series of shares of preferred stock. You should read these documents carefully to fully understand the terms of the shares of preferred stock. In connection with any offering of shares of preferred stock, Articles Supplementary will be filed with the Securities and Exchange Commission as an exhibit or incorporated by reference in the Registration Statement.

                     DESCRIPTION OF STOCKHOLDER RIGHTS PLAN

     On September 7, 1995, the board of directors of our predecessor, The Parkway Company, declared a dividend distribution of one right for each outstanding share of our common stock to stockholders of record. On February 20, 2002, the board of directors adopted the Amended and Restated Rights Agreement by and between us and Computershare Investor Services, LLC, successor to Society National Bank (the "Rights Agent"). Subject to becoming exercisable, each Right entitles the registered holder to purchase from us one one-thousandth of a share of Series C preferred stock at a purchase price of $45.00, subject to adjustment. The rights issued under the plan will be triggered, with certain exceptions: (1) when any person or group of affiliated or associated persons has acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of common stock; (2) upon commencement of a tender or exchange offer that would result in a person or group owning 15% or more of the outstanding shares of common stock; or (3) upon our declaration that any person, alone or together with its affiliates or associates, has become the beneficial owner of at least 15% of our common stock under circumstances where the board of directors considers that person to be an "Adverse Person." The rights agreement is intended to prevent abusive hostile takeover attempts by requiring a potential acquirer to negotiate the terms with our board of directors. However, it could have the effect of deterring or preventing our acquisition, even if a majority of our stockholders were in favor of such acquisition, and could have the effect of making it more difficult for a person to gain control of us or to change existing management. This plan is intended to protect the rights of the stockholders in the event of coercive or unfair takeover tactics, or an unsolicited attempt to acquire control in a transaction the board of directors believes is not in the best interests of the stockholders.

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

                            DESCRIPTION OF WARRANTS

GENERAL

     We may issue warrants for the purchase of shares of preferred stock or shares of common stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the securities warrant agreement and the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the securities warrant agreement and the securities warrant certificates relating to each series of warrants which will be filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part at or before the time of the issuance of that series of warrants.

     In the case of warrants for the purchase of shares of preferred stock or shares of common stock, the applicable prospectus supplement will describe the terms of those warrants, including the following where applicable:

     - the offering price;

     - the type and aggregate number of shares purchasable upon exercise of the warrants, the exercise price, and in the case of warrants for shares of preferred stock, the designation, aggregate number and terms of the series of shares of preferred stock with which the warrants are being offered, if any, and the number of such warrants being offered with the shares of preferred stock;

     - the date, if any, on and after which the warrants and the related series of shares of preferred stock, if any, or shares of common stock will be transferable separately;

     - the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

     - any special United States federal income tax consequences; and

     - any other material terms of the warrants.

     Warrant certificates may be exchanged for new warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any warrants to purchase shares of preferred stock or shares of common stock, holders of such warrants will not have any rights of holders of such shares of preferred stock or shares of common stock, including the right to receive payments of dividends, if any, on such shares of preferred stock or shares of common stock, or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder thereof to purchase such number of shares of preferred stock or shares of common stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

     Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the shares of common stock purchasable upon such exercise, together with certain information set forth on the reverse side of the securities warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the securities warrant certificate evidencing such
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

warrants. Upon receipt of such payment and the securities warrant certificate properly completed and duly executed at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock purchasable upon such exercise. If fewer than all of the warrants represented by such securities warrant certificate are exercised, a new securities warrant certificate will be issued for the remaining amount of warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

     The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued under the warrant agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

COMMON STOCK WARRANT ADJUSTMENTS

     Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be subject to adjustment in certain events, including:

     - payment of a dividend on the shares of common stock payable in shares of common stock and stock splits, combinations or reclassifications of the shares of common stock;

     - issuance to all holders of shares of common stock of rights or warrants to subscribe for or purchase shares of common stock at less than their current market price (as defined in the warrant agreement for that series of shares of common stock warrants); and

     - certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings), or of subscription rights and warrants (excluding those referred to above).

     No adjustment in the exercise price of, and the number of shares of common stock covered by, a shares of common stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least one percent in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of shares of common stock or any securities convertible into or exchangeable for shares of common stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

     In the event of any (i) consolidation or merger of us with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock); (ii) sale, transfer, lease or conveyance of all or substantially all of our assets; or (iii) reclassification, capital reorganization or exchange of the shares of common stock (other than solely a change in par value or from par value to no par value), then any holder of a common stock warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such common stock warrant the kind and amount of shares or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's common stock warrant immediately before the occurrence of such event. If the consideration to be received upon exercise of the shares of common stock warrant following any such event consists of shares of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such common stock warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock warrant were shares of common stock.

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

                      MATERIAL PROVISIONS OF MARYLAND LAW

     The following paragraphs summarize the material provisions of Maryland law. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, our charter, including any articles supplementary, and bylaws. You should read these documents carefully to fully understand the terms of Maryland law, our charter and our bylaws.

     Maryland, the state of our incorporation, has certain anti-takeover statutes, including the "business combination" provisions and "control share acquisition" provisions, which may also have the effect of making it difficult to gain control of us or to change existing management. To date, we have not opted out of the business combination provisions or the control share acquisition provisions of the Maryland General Corporation Law (the "MGCL").

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, in addition to any other required vote, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation (other than voting stock held by the Interested Stockholder who will, or whose affiliate will, be a party to the business combination or by an affiliate or associate of the Interested Stockholder) voting together as a single voting group. The extraordinary voting provisions do not apply if, among other things, the corporation's stockholders receive a minimum price for their shares determined in accordance with the MGCL and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

CONTROL SHARE ACQUISITIONS

     The MGCL also provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter excluding "interested shares" (shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: an "acquiring person," an officer of the corporation or an employee of the corporation who is also a director). "Control shares" are shares of stock which, if aggregated with all other such shares of stock owned by the acquiring person, or in respect of which such person is entitled to exercise or direct the exercise of voting power of shares of stock of the corporation in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

     A person who has made or proposes to make a control share acquisition, under certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of

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

stockholders to be held within 50 days of demand to consider the voting rights of the control shares upon delivery of an acquiring person statement containing certain information required by the MGCL, including a representation that the acquiring person has the financial capacity to make the proposed control share acquisition, and a written undertaking to pay the corporation's expenses of the special meeting (other than the expenses of those opposing approval of the voting rights). If no request for a meeting is made, the corporation may itself present the question at a stockholders' meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or, if a meeting of stockholders is held, as of the date of such meeting at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting before the control share acquisition and the acquiring person becomes entitled to exercise or direct the exercise of a majority or more of all voting power, all other stockholders may exercise rights of objecting stockholders under Maryland law to receive the fair value of their shares. The fair value of the shares for such purposes may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of the objecting stockholders' rights do not apply in the context of a control share acquisition.

CERTAIN ELECTIVE PROVISIONS OF MARYLAND LAW

     Maryland law provides, among other things, that the board of directors has broad discretion in adopting stockholders' rights plans and has the sole power to fix the record date, time and place for special meetings of the stockholders. Furthermore, Maryland corporations that:

     - have three independent directors who are not officers or employees of the entity or related to an acquiring person; and

     - are subject to the reporting requirements of the Securities Exchange Act,

may elect in their charter or bylaws or by resolution of the board of directors to be subject to all or part of a special subtitle which provides that:

     - the corporation will have a staggered board of directors;

     - any director may be removed only for cause and by the vote of two-thirds of the votes entitled to be cast in the election of directors generally, even if a lesser proportion is provided in the charter or bylaws;

     - the number of directors may only be set by the board of directors, even if the procedure is contrary to the charter or bylaws;

     - vacancies may only be filled by the remaining directors, even if the procedure is contrary to the charter or bylaws; and

     - the secretary of the corporation may call a special meeting of stockholders only on the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting, even if the procedure is contrary to the charter or bylaws.

To date, we have not made any of the elections described above, although our charter and bylaws contain some of these provisions independent of these elections.

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             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

INTRODUCTORY NOTES

     The following discussion describes the material federal income tax considerations relating to the taxation of the Company as a REIT, and the ownership and disposition of the securities offered under this Prospectus. A prospectus supplement will contain information about additional federal income tax considerations, if any, relating to a particular offering.

     The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

     Jaeckle Fleischmann & Mugel, LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects and fairly summarizes in all material respects the federal income tax laws referred to herein. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our capital stock to any particular holder. The opinion, and the information in this section, is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the Internal Revenue Service or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

     EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR TO DETERMINE THE IMPACT OF HIS OR HER PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS. THIS INCLUDES THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF US AS A REIT

     We have elected to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with our taxable year which ended December 31, 1997. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since the effective date of our election, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See "-- Failure to Qualify" below.

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

     The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

     Jaeckle Fleischmann & Mugel, LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended December 31, 1997 through December 31, 2002, and our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for taxable year 2003 and thereafter. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Jaeckle Fleischmann & Mugel, LLP as to factual matters relating to our organization and operation and that of our subsidiaries. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws.

     Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code described in this prospectus supplement with regard to, among other thing, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. While we intend to operate so that we continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation.

     Notwithstanding our REIT election, however, we will be subject to federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or
(ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See "-- Annual Distribution Requirements" below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then, to the extent of such property's built-in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain will be
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subject to tax at the highest regular corporate rate then applicable. Eighth, we will be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been revoked; and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient common stock with sufficient diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our charter contains restrictions regarding the transfer of our shares intended to assist us in continuing to satisfy the share ownership requirements described in (v) and (vi) above. See "Description of Capital Stock" above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

     To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement.

     For our tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be taxed as a REIT, we were required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. We have complied with such requirements. For our tax years beginning on or after January 1, 1998, these records and informational requirements are no longer a condition to REIT qualification. Instead, a monetary penalty will be imposed for failure to comply with these requirements. If we comply with these regulatory rules, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.

QUALIFIED REIT SUBSIDIARIES

     If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT.

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All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

TAXABLE REIT SUBSIDIARIES

     A "taxable REIT subsidiary" is a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation. No more than 20% of our assets may consist of the securities of one or more taxable REIT subsidiaries.

     Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

     In connection with joint ventures with Investcorp International with respect to our investments in 233 North Michigan Avenue in Chicago and the Viad Building in Phoenix, we elected to treat two of our subsidiaries as taxable REIT subsidiaries.

INCOME TESTS

     In order for us to maintain qualification as a REIT, two percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, some payments under hedging instruments, or from any combination of the foregoing.

     Rents received by us will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Second, rents received from a tenant will not qualify as "rents from real property" if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant. We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary will not be disqualified from being "rents from real property" by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.

     Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Under prior law, this 15% test was based on

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the relative adjusted tax basis of both the real and personal property. For taxable years beginning after December 31, 2000, the test is based on the relative fair market value of the real and personal property.

     Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attach a schedule of the sources of our income to our federal income tax return for such years, and if any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "-- Taxation of Us as a REIT," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

ASSET TESTS

     At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

     1. At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of our shares or long term debt.

     2. Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

     3. Except for equity investments in REITs and equity and debt investments in qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

     4. Except for equity investments in REITs and equity and debt investments in qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

     5. Except for equity investments in REITs and equity and debt investments in qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify as "straight debt" under the Code.

     6. Not more than 20% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

     For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by our qualified REIT subsidiaries are treated as owned directly by us.

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

     Securities, for purposes of the assets tests, may include debt we hold. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor and either (1) the issuer is an individual, (2) the only securities of the issuer that we hold are straight debt or (3) if the issuer is a partnership, we hold at least a 20% profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate (or the interest payment dates) of which is not contingent on profits, the borrower's discretion or similar factors.

     With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determination.

     After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% or 5% asset test or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20% or 5% asset test or the 10% value limitation results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset test or the 10% value limitation. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the assets tests within this 30 day period, we could fail to qualify as a REIT.

ANNUAL DISTRIBUTION REQUIREMENTS

     We, in order to qualify as a REIT, are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     We may elect to retain and pay tax on our net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, our stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder's share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any

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undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

     We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

TAX ASPECTS OF OUR INVESTMENTS IN PARTNERSHIPS

     General. Many of our investments are held through subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

          1. the status of each subsidiary partnership and limited liability company as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

          2. the taking of actions by any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

     We believe that each of the subsidiary partnerships and each of the limited liability companies that are not disregarded entities for federal income tax purposes will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If any of the partnerships were to be treated as a corporation, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT. In addition, if any of the partnerships were treated as a corporation, it is likely that we would hold more than 10% of the voting power or value of the entity and would fail to qualify as a REIT. See "-- Asset Tests."

     A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets
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and items of income of each subsidiary partnership and limited liability company that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have sufficient control over all of the subsidiaries that are treated as partnerships for federal income tax purposes to protect our REIT status and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

TAXATION OF STOCKHOLDERS

     Taxation of Taxable U.S. Stockholders. As used in the remainder of this discussion, the term "U.S. Stockholder" means a beneficial owner of equity stock that is for United States federal income tax purposes:

          1. a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

          2. a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

          3. an estate the income of which is subject to United States federal income taxation regardless of its source; or

          4. in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

     Generally, in the case of a partnership that holds our stock, any partner that would be a U.S. Stockholder if it held the stock directly is also a U.S. Stockholder. As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder's stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder's stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

     In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

     Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. Stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are
                                        27
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generally taxed at a maximum rate of 15% on net long-term capital gain
(generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

     Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

     Upon any taxable sale or other disposition of our stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes on the disposition of our stock in an amount equal to the difference between:

     - the amount of cash and the fair market value of any property received on such disposition; and

     - the U.S. Stockholder's adjusted basis in such stock for tax purposes.

     Gain or loss will be capital gain or loss if the stock has been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. Stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. U.S. Stockholders that acquire, or are deemed to acquire, stock after December 31, 2000 and who hold the stock for more than five years and certain low income taxpayers may be eligible for a lower long-term capital gains rate. However, to the extent that the capital gain realized by a non-corporate stockholder on the sale of REIT stock corresponds to the REIT's "unrecaptured Section 1250 gain," such gain would be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

     On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax law will reduce the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

          (1) your long-term capital gains, if any, recognized on the disposition of our shares;

          (2) our distributions designated as long-term capital gain dividends (except to the extent attributable to "unrecaptured Section 1250 gain," in which case such distributions would continue to be subject to a 25% tax rate);

          (3) our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

          (4) our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

     Economic Accrual of Redemption Premium on Preferred Stock. For federal income tax purposes, if a corporation issues preferred stock that may be redeemed at a price that is more than a de minimis amount higher than its issue price, the difference is treated as a "redemption premium" that is taxable to the holder on an annual economic accrual basis. If a U.S. Stockholder recognizes income as a result of redemption premium on the preferred stock, the holder's tax basis in the preferred stock will increase by the amount included in the holder's gross income.

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     Taxation of Tax-Exempt Stockholders.  Provided that a tax-exempt stockholder has not held its stock as "debt financed property" within the meaning of the Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Code or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) of the Code the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

     A "qualified trust" (defined to be any trust described in Section 401(a) of the Code and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special "look-through" rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if either
(i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

     The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the "look-through" rule. The restrictions on ownership of stock in our charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the board of directors.

     Taxation of Non-U.S. Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. Stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. Stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us or
(ii) the Non-U.S. Stockholder files an
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IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold U.S. income tax at the rate of at least 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

     - the investment in our stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

     - the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

     - our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

     Our stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. Stockholders.

     We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

     Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. Stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:

     - the class or series of shares sold is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE; and

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

     - the selling Non-U.S. Stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

     If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. Stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.

     State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. Stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common stock.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     U.S. Stockholders. In general, information-reporting requirements will apply to certain U.S. Stockholders with regard to payments of dividends on our stock and payments of the proceeds of the sale of our stock, unless an exception applies.

     The payor will be required to withhold tax on such payments at the rate of 28% if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payor is incorrect.

     In addition, a payor of dividends on our stock will be required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

     Some holders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's United States Federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     Non-U.S. Stockholders. Generally, information reporting will apply to payments of dividends on our stock, interest, including original issue discount, and backup withholding as described above for a U.S. Stockholder, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

     The payment of the proceeds from the disposition of our stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. Stockholders unless the Non-U.S. Stockholder satisfies the requirements necessary to be an exempt Non-U.S. Stockholder or otherwise qualifies for an exemption. The proceeds of a disposition by a Non-U.S. Stockholder of our stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interests in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

     Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Under these

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

Treasury Regulations, some holders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury Regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

SUNSET OF TAX PROVISIONS

     Several of the tax considerations described herein are subject to a sunset provision. The sunset provision generally provides that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to qualified dividend income, the application of the 15% capital gains rate to qualified dividend income and other tax rates described herein. The impact of this reversion is not discussed herein. Consequently, prospective security holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our stock.

                              PLAN OF DISTRIBUTION

     We may sell securities to one or more underwriters for public offer and sale by them or may sell securities offered hereby to the public directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. In addition, the terms of any agreement, arrangement or understanding entered into with any brokers or dealers after the effective date of the registration statement of which this prospectus is a part, will be described in the applicable prospectus supplement. All participating underwriters, dealers and agents will be registered broker-dealers or associated persons of registered broker-dealers.

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

     The maximum commission or discount to be received by any NASD member or independent broker-dealer in connection with any offering of securities under this prospectus will not exceed 8.0% of the gross proceeds of the offering.

     In connection with the offering the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of our securities in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. The underwriters must close out any
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

short position by purchasing our securities in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for, or purchases of, shares in the open market while the offering is in progress. The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases. Any of these activities may have the effect of preventing or retarding a decline in the market price of our securities. They may also cause the price of our securities to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

                                 LEGAL MATTERS

     The legality of the securities and certain other legal matters have been passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of Parkway Properties, Inc. appearing in Parkway Properties, Inc.'s Annual Report on Form 10-K for the years ended December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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                                1,600,000 SHARES

                            PARKWAY PROPERTIES, INC.

                                  COMMON STOCK

                           [PARKWAY PROPERTIES LOGO]

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                             PROSPECTUS SUPPLEMENT

                                JANUARY 10, 2005

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                                   CITIGROUP

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